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EXHIBIT 77C -- MATTERS SUBMITTED TO VOTE OF SECURITY HOLDERS

SHAREHOLDER MEETING RESULTS
(UNAUDITED)

COLUMBIA DIVERSIFIED BOND FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEBRUARY 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Intermediate Bond Fund (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on total dollar interest in the Fund as of the record date for the Meeting.

      VOTES FOR        VOTES AGAINST       ABSTENTIONS     BROKER NON-VOTES
      ---------        -------------       -----------     ----------------
     309,558,717         9,574,224         16,310,642              0

SHAREHOLDER MEETING RESULTS
(UNAUDITED)

COLUMBIA FRONTIER FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEBRUARY 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Small Cap Growth Fund I (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on total dollar interest in the Fund as of the record date for the Meeting.

      VOTES FOR        VOTES AGAINST       ABSTENTIONS     BROKER NON-VOTES
      ---------        -------------       -----------     ----------------
      3,357,069           108,543            169,866               0